Exhibit (a)(1)(i)
EXPENSIFY, INC.
Offer to Purchase for Cash
Up to $25,000,000 of Shares of its Class A Common Stock
At a Purchase Price Not Less Than $0.98 Per Share and Not More Than $1.20 Per Share
CUSIP: 30219Q106

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JUNE 10, 2026, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED

Expensify, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), hereby offers to purchase for cash up to $25,000,000 of its issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “shares”), at a price of not less than $0.98 per share and not more than $1.20 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO that we have filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on June 10, 2026 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in increments of $0.02), which will be not less than $0.98 per share and not more than $1.20 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $25,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time.

As of May 4, 2026, we had 84,278,255 issued and outstanding shares of Class A common stock, 4,209,827 issued and outstanding shares of LT10 common stock, and 7,950,037 issued and outstanding shares of LT50 common stock. Each share of our LT10 common stock and LT50 common stock is convertible into one share of our Class A common stock at the option of the holder solely upon the satisfaction of and subject to certain requirements described in our amended and restated certificate of incorporation, including the satisfaction of a notice period of 10 months and 50 months, respectively. As a result, shares of LT10 common stock and LT50 common stock outstanding as of the date of this Offer to Purchase are not eligible to participate in the tender offer and cannot be converted into shares of Class A common stock to be tendered in the tender offer except for 3,168 shares of LT50 common stock that are scheduled to convert prior to the Expiration Time. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $0.98, we would purchase 25,510,204 shares, and, if the Purchase Price per share is $1.20, we would purchase 20,833,333 shares, representing approximately 30% and 25%, respectively, of our outstanding shares of Class A common stock as of May 4, 2026. The tender offer will have no effect on our issued and outstanding shares of LT10 common stock and LT50 common stock.

We will purchase shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority
i

Exhibit (a)(1)(i)
provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.

If shares having an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. Unless otherwise stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares of Class A common stock are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “EXFY.” On May 12, 2026, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares of Class A common stock on Nasdaq was $0.97 per share. You are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

Neither the Commission nor any state or other securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Tender Offer is:
Citizens JMP Securities, LLC
The Information Agent for the Tender Offer is:
Georgeson LLC
The date of this Offer to Purchase is May 13, 2026

Exhibit (a)(1)(i)
IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (the “Information Agent”), or to Citizens JMP Securities, LLC, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. If you want to tender all or some of your shares of Class A common stock, you must do one of the following before the tender offer expires:

•if your shares of Class A common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;
•if you are an institution participating in The Depository Trust Company, referred to as the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares of Class A common stock according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;
•if you hold certificates or book entry shares of Class A common stock in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of its addresses shown on the Letter of Transmittal;
•if you are a holder of vested stock options, subject to Company policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares of Class A common stock received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason; or
•if you hold shares of Class A common stock through an account with Shareworks, such shares may be tendered in the tender offer by following the procedures described in the Letter to Shareworks Account Holders attached to our Tender Offer Statement on Schedule TO.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer.

If you want to tender your shares of Class A common stock but your certificates for such shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL. THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM

Exhibit (a)(1)(i)
THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

Exhibit (a)(1)(i)

v

Exhibit (a)(1)(i)
SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (Expensify, Inc.) are offering to purchase your shares of Class A common stock. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $25,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided in this Offer to Purchase) of not less than $0.98 per share and not more than $1.20 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Time, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in increments of $0.02), which will not be less than $0.98 per share and not more than $1.20 per share, that will allow us to purchase up to $25,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, then we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares of Class A common stock will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $0.98 per share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your shares being purchased at $0.98 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.

Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender their shares. See Section 8.

What will be the form of payment of the Purchase Price?

If your shares of Class A common stock are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Time, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.

How many shares will the Company purchase?

We will purchase a number of shares having an aggregate purchase price of $25,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered and not properly withdrawn at prices at or below the Purchase Price.

Exhibit (a)(1)(i)

As of May 4, 2026, we had 84,278,255 issued and outstanding shares of Class A common stock, 4,209,827 issued and outstanding shares of LT10 common stock, and 7,950,037 issued and outstanding shares of LT50 common stock. Each share of our LT10 common stock and LT50 common stock is convertible into one share of our Class A common stock at the option of the holder solely upon the satisfaction of and subject to certain requirements described in our amended and restated certificate of incorporation, including the satisfaction of a notice period of 10 months and 50 months, respectively. As a result, shares of LT10 common stock and LT50 common stock outstanding as of the date of this Offer to Purchase are not eligible to participate in the tender offer and cannot be converted into shares of Class A common stock to be tendered in the tender offer except for 3,168 shares of LT50 common stock that are scheduled to convert prior to the Expiration Time. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $0.98, we would purchase 25,510,204 shares of Class A common stock, and, if the Purchase Price per share is $1.20, we would purchase 20,833,333 shares of Class A common stock, representing approximately 30% and 25%, respectively, of our outstanding shares of Class A common stock as of May 4, 2026. The tender offer will have no effect on our issued and outstanding shares of LT10 common stock and LT50 common stock.

In addition, if shares having an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

How will the Company pay for the shares?

The Company will fund the tender offer with cash on hand.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares of Class A common stock, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $26.0 million.

How long do I have to tender my shares?

You may tender your shares of Class A common stock until the Expiration Time. The Expiration Time is at 12:00 midnight, New York City time, at the end of the day on June 10, 2026, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Time. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer. Certain shareholders who hold shares of Class A common stock through an account with Shareworks will receive additional information pertaining to the timing of delivery and format of the documents necessary to tender their shares of Class A common stock in the tender offer. Such shareholders, and only such shareholders, who wish to tender their shares should review and complete the Letter to Shareworks Account Holders attached to the Tender Offer Statement on Schedule TO.

Can the tender offer be extended, amended or terminated, and if so, under what circumstances?

We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we cannot indicate, at this time, the length of any extension we may provide but we will delay the acceptance

Exhibit (a)(1)(i)
of any shares of Class A common stock that have been tendered. We can amend or terminate the tender offer under certain circumstances, subject to applicable law. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

The purpose of the tender offer is for the Company to repurchase shares of its Class A common stock and return capital to the Company’s stockholders. The tender offer provides a mechanism for completing a sizeable repurchase of shares more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholder with the opportunity to tender all or a portion of their shares of Class A common stock and thereby receive a return on some or all of their investment in the Company, if they so elect. The tender offer also provides our stockholders with an efficient way to sell their shares without incurring brokerage fees or commissions associated with open market sales. However, if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Time, including that any of the following shall have occurred at any time on or after the date of this Offer to Purchase:

•there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;
•there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

Exhibit (a)(1)(i)
•there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after May 12, 2026, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, or an act of terrorism, directly or indirectly involving the United States, or any material escalation of any war or armed hostilities which had commenced prior to May 12, 2026, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;
•there shall have been a decrease of more than 10% in the market price for the Company’s shares of Class A common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 12, 2026;
•a tender or exchange offer for any or all of the shares of Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction since May 12, 2026, other than in the ordinary course of business (in each case other than the tender offer);
•the consummation of the tender offer and the purchase of shares shall cause the shares of Class A common stock to cease to be traded on or listed on Nasdaq or to be deregistered under the Exchange Act;
•we shall have learned that any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G, or an amendment thereto, filed with the Commission on or before May 12, 2026);
•a person or group who has filed a Schedule 13D, other than any person eligible to file a Schedule 13G, with the Commission on or before May 12, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares of Class A common stock; or
•a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.
These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my shares?

To tender your shares of Class A common stock, prior to 12:00 midnight, New York City time, on at the end of the day on June 10, 2026, or any later time and date to which the tender offer may be extended:

•if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

Exhibit (a)(1)(i)
•if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3;
•if you hold certificates or book entry shares of Class A common stock in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;
•if you are a holder of vested stock options, subject to Company policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason; or
•if you hold shares of Class A common stock through an account with Shareworks, such shares may be tendered in the tender offer by following the procedures described in the Letter to Shareworks Account Holders attached to our Tender Offer Statement on Schedule TO.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares of Class A common stock, but your certificates for such shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3. In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.02) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $0.98 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $0.98 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $0.98 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $0.98 per share. See Section 8 for recent market prices for shares of our Class A common stock.

How will the tender offer affect the number of our shares of Class A common stock outstanding and the number of record holders?

As of May 4, 2026, we had 84,278,255 shares of Class A common stock outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of Class A common stock that will be purchased will not be known until after that time.

Exhibit (a)(1)(i)

•At a Purchase Price equal to the tender offer’s minimum price of $0.98 per share, we would purchase 25,510,204 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 30% of our outstanding shares of Class A common stock as of May 4, 2026, and we would have 58,768,051 shares of Class A common stock outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares of Class A common stock outstanding as of May 4, 2026).
•At a Purchase Price equal to the tender offer’s maximum price of $1.20 per share, we would purchase 20,833,333 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 25% of our outstanding shares of Class A common stock as of May 4, 2026, and we would have 63,444,922 shares of Class A common stock outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares of Class A common stock outstanding as of May 4, 2026).
The actual number of shares of Class A common stock outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2. The tender offer will have no effect on our issued and outstanding shares of LT10 common stock and LT50 common stock.

In addition, if shares having an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our stockholders:

•who hold shares of Class A common stock in their own name as holders of record; or
•who are “registered holders” as participants in DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. In addition, the tender offer is conditioned upon the Company’s having determined that the transaction will not cause the Company to be delisted from Nasdaq and will not cause the Company’s Class A common stock to be subject to deregistration under the Exchange Act (which would result in the Company’s ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares of Class A common stock and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares of Class A common stock, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Time (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Exhibit (a)(1)(i)

Can I change my mind after I have tendered shares of Class A common stock in the tender offer, but before the Expiration Time?

Yes. You may withdraw any shares of Class A common stock you have tendered at any time before the Expiration Time, which will occur at 12:00 midnight, New York City time, at the end of the day on June 10, 2026, unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on June 10, 2026 (the 20th business day following the commencement of the tender offer) or any later time and date to which the tender offer may be extended, you may also withdraw your shares at that time. See Section 4.

If you hold interests in shares of Class A common stock through a broker, dealer, commercial bank, trust company, or other nominee, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares. If you hold shares of Class A common stock through an account with Shareworks, you must follow the procedures described in the Letter to Shareworks Account Holders attached to our Tender Offer Statement on Schedule TO, which includes an earlier deadline for notifying Shareworks of your desire to withdraw your shares.

How do I withdraw shares of Class A common stock I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares of Class A common stock to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold interests in shares of Class A common stock through a broker, dealer, commercial bank, trust company, or other nominee, or though an account with Shareworks, you must follow the procedures described in the instructions that you will receive or the Letter to Shareworks Account Holders, respectively. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $25,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•first, from all stockholders of “odd lots” (persons who own fewer than 100 shares of Class A common stock) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;
•second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares of Class A common stock at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and
•third, only if necessary to permit us to purchase shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares of Class A common stock at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by

Exhibit (a)(1)(i)
random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Time.
Therefore, it is possible that we will not purchase any or all of the shares of Class A common stock that you tender. It is also possible that none of the shares of Class A common stock conditionally tendered will be purchased. See Section 1.

Has the Company or its board of directors adopted a position on the tender offer?

While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares of Class A common stock or as to the price or prices at which you should tender your shares.

We cannot predict how our Class A common stock will trade after expiration of the tender offer, and it is possible that our Class A common stock will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares of Class A common stock and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your tax advisor, financial advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. However, all of our directors and executive officers have informed us that they will not tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.

I am an officer, director, contractor, consultant or employee of the Company. Can I participate in the tender offer?

Officers, directors, contractors, consultants and employees of the Company are entitled to participate in the tender offer on the same basis as all other stockholders, however you will need to observe the Company’s Insider Trading Policy and Procedures. If you have any questions about this policy, please contact the Company’s Chief Compliance Officer, Cole Eason.

I have an active 10b5-1 plan to sell shares of Class A common stock. Will my 10b5-1 plan cause my broker to tender shares in the tender offer if the offer price is within the sale price in the plan?

Maybe, depending on the terms of your 10b5-1 plan. You should call the broker that you put the plan in place with to discuss the details of your plan and the impact of the tender offer on your plan. You cannot tender shares of Class A common stock that are subject to the plan.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding Class A common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

Exhibit (a)(1)(i)
The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Time, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Time. The Depositary will transmit to you the payment for all of your shares of Class A common stock accepted for payment. See Section 5.

What is the last reported market price for the shares of Class A common stock prior to the commencement of the tender offer?

On May 12, 2026, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares of Class A common stock on Nasdaq was $0.97 per share. You are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares of Class A common stock and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares of Class A common stock on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares of Class A common stock, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Time of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. We intend to continue to repurchase shares of Class A common stock pursuant to the share repurchase authorization described under “Share Repurchase Authorization” in Section 11. Any repurchases pursuant to such authorization may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash pursuant to the tender offer generally will be treated for U.S. federal income tax purposes either (a) as a sale or exchange eligible for capital gain or loss treatment or (b) as a distribution, depending on your circumstances. Such receipt of cash may be subject to withholding (including backup withholding), unless appropriate tax forms are provided to the Depositary (or other applicable withholding agent) establishing an exemption from such withholding. See Section 3 and Section 13.

We recommend that you consult your tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws.

Will I have to pay stock transfer tax if I tender my shares?

Exhibit (a)(1)(i)
Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.
The Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is Georgeson LLC. Please call (877) 576-3854 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Stockholders Call Toll-Free: (877) 576-3854
Banks and Brokers Call Toll-Free: (401) 552-5415
Email: expensify@georgeson.com

In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:

Citizens JMP Securities, LLC
1301 Avenue of the Americas
New York, NY 10019
Tel: (212) 906-3502

Exhibit (a)(1)(i)
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain certain “forward-looking statements” about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase, including statements regarding our intention to purchase shares of our Class A common stock in the tender offer and our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. However, the absence of these words does not mean that the statement is not forward-looking. There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase. Such risks, uncertainties and other important factors include, among others:

•our ability to complete the tender offer on the anticipated timing, or at all;
•our expectations regarding our financial performance and future operating performance;
•our ability to attract and retain members, expand usage of our platform, sell subscriptions to our platform and convert individuals and organizations into paying customers;
•the timing and success of new features, integrations, capabilities and enhancements by us, or by competitors to their products, or any other changes in the competitive landscape of our market;
•the amount and timing of operating expenses that we may incur to maintain and expand our business and operations to remain competitive;
•the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;
•our ability to meet the Nasdaq continued listing requirements for minimum bid price or other Nasdaq listing requirements and the potential delisting of our common stock;
•our ability to make required payments under and to comply with the various requirements of our current and future indebtedness;
•our cash flows, the prevailing stock prices, general economic and market conditions and other considerations that could affect the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases;
•geopolitical tensions, including the war in Ukraine and the conflict in the Middle East;
•the impact of inflation on us and our members;
•our borrowing costs, which have and may continue to increase as a result of increases in interest rates;
•our ability to effectively manage our exposure to fluctuations in foreign currency exchange rates;
•the size of our addressable markets, market share and market trends;
•anticipated trends, developments and challenges in our industry, business and the highly competitive markets in which we operate;
•any adverse impact on our business operations as a result of using artificial intelligence or other machine learning technologies in our services;

Exhibit (a)(1)(i)
•our expectations regarding our income tax liabilities and the adequacy of our reserves;
•our ability to effectively manage our growth and expand our infrastructure and maintain our corporate culture;
•our ability to identify, recruit and retain skilled personnel, including key members of senior management;
•the safety, affordability and convenience of our platform and our offerings;
•our ability to successfully defend litigation brought against us;
•our ability to successfully identify, manage and integrate any existing and potential acquisitions of businesses, talent, technologies or intellectual property;
•general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and their effects on software spending;
•our ability to protect against security incidents, technical difficulties, or interruptions to our platform;
•our ability to maintain, protect and enhance our intellectual property; and
•the impact of tariffs and global trade disruptions on us, our customers and our vendors, including the impact on inflation, supply chains and consumer sentiment.
Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, as well as in our other filings with the SEC. All forward-looking statements speak only as of the date of this Offer to Purchase. We do not undertake any obligation and do not intend to update or revise any forward-looking statement to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except as required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

Exhibit (a)(1)(i)
INTRODUCTION

To the Holders of Our Class A Common Stock:

Expensify, Inc., a Delaware corporation, hereby offers to purchase for cash up to $25,000,000 of shares of its issued and outstanding Class A common stock, par value $0.0001 per share (the “shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $0.98 per share and not more than $1.20 per share, less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on June 10, 2026 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares of Class A common stock tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be the lowest purchase price (in increments of $0.02), not less than $0.98 per share and not more than $1.20 per share, that will allow us to purchase that number of shares of Class A common stock having an aggregate purchase price of $25,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares of Class A common stock having an aggregate purchase price of less than $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares of Class A common stock tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares of Class A common stock not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares of Class A common stock with an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will provide the Company with an opportunity to return capital to its stockholders with respect to all or a portion of their shares of Class A common stock, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT

Exhibit (a)(1)(i)
PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $25,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price in excess of $25,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will buy shares in the following order of priority:
•first, from all holders of “odd lots” (holders of fewer than 100 shares of Class A common stock ) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time;
•second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares of Class A common stock at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and
•third, only if necessary to permit us to purchase shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares of Class A common stock at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
Therefore, it is possible that we will not purchase all of the shares of Class A common stock tendered pursuant to the tender offer. It is also possible that none of the shares of Class A common stock conditionally tendered will be purchased. See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures, respectively.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares of Class A common stock registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares of Class A common stock through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is exempt from such withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

Exhibit (a)(1)(i)

As of May 4, 2026, we had 84,278,255 shares of our Class A common stock issued and outstanding. The shares of Class A common stock are listed and traded on Nasdaq. On May 12, 2026, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on Nasdaq was $0.97 per share. Stockholders are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

Exhibit (a)(1)(i)
THE TENDER OFFER

1.Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $25,000,000 of shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time of the tender offer, at a Purchase Price determined by us of not less than $0.98 per share and not more than $1.20 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares of Class A common stock tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

However, if we:
•increase the maximum price to be paid above $1.20 per share or decrease the price to be paid below $0.98 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;
•increase the maximum aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares of Class A common stock; or
•decrease the maximum aggregate purchase price for shares being sought in the tender offer; and
the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares of Class A common stock must either:
(1)specify the price, not less than $0.98 per share and not more than $0.98 per share, at which they are willing to sell their shares of Class A common stock to the Company. To specify the price, tendering stockholders must check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.02) at which shares are being tendered; or
(2)choose not to specify a price and, instead, specify that they will sell their shares of Class A common stock at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $0.98 or as high as $1.20. If tendering stockholders wish to maximize the chance that the Company will purchase their shares of Class A common stock, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $0.98 per share. Tendering stockholders who make this election should understand that

Exhibit (a)(1)(i)
this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $0.98 per share.
Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares of Class A common stock tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price in excess of $25,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:
•first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:
(1)tender at or below the Purchase Price all shares of Class A common stock owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and
(2)complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;
•second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares of Class A common stock tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and
•third, only if necessary to permit us to purchase shares of Class A common stock having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
Therefore, it is possible that we will not purchase any or all of the shares of Class A common stock that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.

Odd Lots.

The term “odd lots” means all shares of Class A common stock tendered by any person who owned beneficially or of record a total of fewer than 100 shares of Class A common stock and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares of Class A common stock owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any

Exhibit (a)(1)(i)
proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares of Class A common stock pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering shares of Class A common stock will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares of Class A common stock properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Time, after we have determined the number of shares of Class A common stock properly tendered, including shares of Class A common stock tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares of Class A common stock and whether or not to condition any tender upon our purchase of a stated number of shares of Class A common stock held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Class A common stock and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Class A common stock.
2.Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.

Our board of directors determined that it is in the best interests of the Company to deploy capital by repurchasing shares of our Class A common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and return capital to our stockholders. The tender offer provides a mechanism for completing a sizeable repurchase of shares more rapidly than would be possible through open market repurchases. Additionally, our board of directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares of Class A common stock (subject to any proration and the other terms of this Offer to Purchase) for cash. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company. The board of directors considered the likely effect that repurchasing shares of our Class A common stock would have on our capital structure, and we believe such capital structure will continue to support growth and other strategic options. In addition, our board of directors believes the tender offer provides the Company with an opportunity to return capital to its stockholders with respect to all or a portion of their shares of Class A common stock (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The tender offer described in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares of Class A common stock and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company.

Exhibit (a)(1)(i)
While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your tax advisor, financial advisor and/or broker.

Certain Effects of the Tender Offer.

As of May 4, 2026, we had 84,278,255 issued and outstanding shares of Class A common stock, 4,209,827 issued and outstanding shares of LT10 common stock, and 7,950,037 issued and outstanding shares of LT50 common stock. Each share of our LT10 common stock and LT50 common stock is convertible into one share of our Class A common stock at the option of the holder solely upon the satisfaction of and subject to certain requirements described in our amended and restated certificate of incorporation, including the satisfaction of a notice period of 10 months and 50 months, respectively. As a result, shares of LT10 common stock and LT50 common stock outstanding as of the date of this Offer to Purchase are not eligible to participate in the tender offer and cannot be converted into shares of Class A common stock to be tendered in the tender offer except for 3,168 shares of LT50 common stock that are scheduled to convert prior to the Expiration Time. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $0.98, we would purchase 25,510,204 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $1.20, we would purchase 20,833,333 shares, representing approximately 30% and 25%, respectively, of our outstanding shares of Class A common stock as of May 4, 2026. The tender offer will have no effect on our issued and outstanding shares of LT10 common stock and LT50 common stock. Stockholders may be able to sell non-tendered shares of Class A common stock in the future on Nasdaq or otherwise at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares of Class A common stock owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares of Class A common stock and may result in lower stock prices and reduced liquidity in the trading of our shares of Class A common stock following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of Nasdaq and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from Nasdaq of the remaining shares of Class A common stock. The shares of Class A common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. At this time, we do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate the registration of our shares of Class A common stock under the Exchange Act. The tender offer is conditioned upon the Company’s having determined that the consummation of the tender offer will not cause the shares of Class A common stock to be delisted from Nasdaq or to be subject to deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of Nasdaq. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase additional shares of Class A common stock. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares of

Exhibit (a)(1)(i)
Class A common stock, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;
•any material change in our indebtedness or our capitalization;
•any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;
•any other material change in our corporate structure or business;
•any class of our equity securities ceasing to be listed on Nasdaq;
•the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;
•the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or acquisitions and dispositions pursuant to, equity awards granted to directors, officers, employees and service providers; or
•any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), the Company has in the past received, and may in the future receive, offers to purchase the Company and our board of directors and management regularly assesses strategic alternatives, including, without limitation, possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein while the tender offer is pending. Stockholders tendering shares of Class A common stock in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of such shares resulting from such potential future events.

3.Procedures for Tendering Shares.

Proper Tender of Shares.

For shares of Class A common stock to be tendered properly pursuant to the tender offer:
•the certificates for the shares of Class A common stock or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time, which is 12:00 midnight, New York City time, at the end of

Exhibit (a)(1)(i)
the day on June 10, 2026 (unless the tender offer is extended or terminated) by the Depositary at its address set forth on the back cover page of this document; or
•the tendering stockholder must comply with the guaranteed delivery procedures set forth below.
Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares of Class A common stock in the tender offer must properly indicate in the section captioned either (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.02) at which they are tendering shares of Class A common stock or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares of Class A common stock.

If tendering stockholders wish to maximize the chance that we will purchase their shares of Class A common stock, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares of Class A common stock will be deemed to be tendered at the minimum price of $0.98 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $0.98 per share.

A stockholder who desires to tender shares of Class A common stock at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares of Class A common stock. In no event may a stockholder tender the same shares at more than one price (unless such shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

If you hold shares of Class A common stock through an account with Shareworks, such shares may be tendered in the tender offer by following the procedures described in the Letter to Shareworks Account Holders attached to our Tender Offer Statement on Schedule TO.

Odd lot holders who tender all their shares of Class A common stock also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery.

The Depositary has established an account with respect to the shares of Class A common stock at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make

Exhibit (a)(1)(i)
delivery of shares of Class A common stock by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares of Class A common stock may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on June 10, 2026 (unless the tender offer is extended or terminated), or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares of Class A common stock through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.

The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares of Class A common stock exactly as the name of the registered holder appears on the certificate(s) for the shares of Class A common stock tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery.

If a stockholder desires to tender shares of Class A common stock pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•such tender is made by or through an Eligible Institution;
•a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day at the Expiration Time; and
•a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed

Exhibit (a)(1)(i)
Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within one Nasdaq trading day after the date of execution of the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options.

Options to purchase shares of Class A common stock cannot be tendered in the tender offer. If you hold vested but unexercised options, subject to the Company’s policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer; however, we suggest you do so sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares of Class A common stock received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason. If you are a holder of vested but unexercised options, you should evaluate the terms of this tender offer carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term during which you may exercise your options, and the provisions for priority, proration and the conditions of purchases described in Section 1. You should consult your tax advisor to understand the particular tax consequences of such exercise to you.

U.S. Federal Withholding.

To prevent or reduce the potential imposition of U.S. federal withholding (currently, at a rate of up to 30%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E , IRS Form W-8IMY, together with any applicable attachments, IRS Form W-8ECI or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from or reduction of withholding. Any amounts withheld may be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. For a discussion of certain U.S. federal income tax consequences of the tender offer, see Section 13. Stockholders should consult their tax advisors regarding the application of the federal withholding rules in their particular circumstances and the availability of, and procedure for obtaining, an exemption or reduction from such withholding.

Tender Constitutes an Agreement.

The tender of shares of Class A common stock pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. In addition, the tender of shares of Class A common stock pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares of Class A common stock or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) such tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares of Class A common stock tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of Class A common stock for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or

Exhibit (a)(1)(i)
exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Class A common stock. We reserve the right to reject any or all tenders of shares of Class A common stock determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares of Class A common stock). No tender of shares of Class A common stock will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares.

If any properly tendered shares of Class A common stock are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares of Class A common stock, as applicable, or, in the case of shares of Class A common stock properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates.

Stockholders whose certificate or certificates for part or all of their shares of Class A common stock that have been lost, stolen, destroyed or mutilated may contact Georgeson LLC, as Information Agent, at (877) 576-3854. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.Withdrawal Rights.

Tenders of shares of Class A common stock made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on June 10, 2026, the 20th business day after the commencement of the tender offer, or any later time and date to which the tender offer may be extended, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for

Exhibit (a)(1)(i)
payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a notice of withdrawal, in written form, must:
•be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•specify the name of the person who tendered the shares of Class A common stock to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.
If the shares of Class A common stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares of Class A common stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares of Class A common stock withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares of Class A common stock by any stockholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares of Class A common stock so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and, promptly after the Expiration Time, pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares of Class A common stock, or a timely book-entry confirmation of the deposit of shares of Class A common stock into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

Exhibit (a)(1)(i)
We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares of Class A common stock tendered and not purchased, including all shares of Class A common stock not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares of Class A common stock tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such shares, at our expense, promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares of Class A common stock under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares of Class A common stock not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares of Class A common stock are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted to us prior to such payment. See the Letter of Transmittal. For the avoidance of doubt, the Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE IRS FORM W-8 TO THE DEPOSITARY (OR OTHER APPLICABLE WITHHOLDING AGENT) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.
6.Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares of Class A common stock tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 13, the number of shares of Class A common stock to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares of Class A common stock subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares of Class A common stock that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the Expiration Time, if the number of shares of Class A common stock properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $25,000,000, so that we must prorate our acceptance of and payment for tendered shares of Class A common stock, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares of Class A common stock properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the

Exhibit (a)(1)(i)
number of shares of Class A common stock to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares of Class A common stock conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares of Class A common stock tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $25,000,000, then, to the extent feasible, we will select enough of the shares of Class A common stock conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares of Class A common stock are conditionally tendered must have tendered all of their shares. We note that if shares of Class A common stock having an aggregate purchase price of more than $25,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer.

7.Conditions of the Tender Offer.

The tender offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares of Class A common stock tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares of Class A common stock, if at any time on or after the date of this Offer to Purchase and before the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our board of directors, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;
(2)there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;
(3)there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or

Exhibit (a)(1)(i)
after May 12, 2026, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, or an act of terrorism, directly or indirectly involving the United States, or any material escalation of any war or armed hostilities which had commenced prior to May 12, 2026, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;
(4)there shall have been a decrease of more than 10% in the market price for the Company’s shares of Class A common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 12, 2026;
(5)a tender or exchange offer for any or all of the shares of Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction since May 12, 2026, other than in the ordinary course of business (in each case other than the tender offer);
(6)the consummation of the tender offer and the purchase of shares shall cause the shares of Class A common stock to cease to be traded on or listed on Nasdaq or to be deregistered under the Exchange Act;
(7)we shall have learned that any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G, or an amendment thereto, filed with the Commission on or before May 12, 2026);
(8)a person or group who has filed a Schedule 13D, other than any person eligible to file a Schedule 13G, with the Commission on or before May 12, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares of Class A common stock; or
(9)a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.
If any of the conditions referred to above is not satisfied, we may:

(1)terminate the tender offer and return all tendered shares of Class A common stock to the tendering stockholders;
(2)extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares of Class A common stock until the expiration of the tender offer as so extended;
(3)waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Time; or
(4)delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Exhibit (a)(1)(i)
Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.
8.Price Range of Shares; Dividends.

The shares of Class A common stock are listed and traded on Nasdaq under the trading symbol “EXFY.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares of Class A common stock as reported on Nasdaq.

	Market Price
	High	Low
2024
First Quarter	$2.57	$1.520
Second Quarter	1.91	1.240
Third Quarter	2.61	1.410
Fourth Quarter	4.13	1.620
2025
First Quarter	$4.000	$3.045
Second Quarter	3.060	2.155
Third Quarter	2.640	1.600
Fourth Quarter	1.859	1.330
2026
First Quarter	$1.530	$0.691
Second Quarter (through May 12, 2026)	1.155	0.760

On May 12, 2026, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares of Class A common stock on Nasdaq was $0.97 per share. We urge stockholders to obtain current market quotations for the shares of Class A common stock before deciding whether to tender their shares of Class A common stock and at what price.

Dividends.

We do not currently pay regular cash dividends on our Class A common stock, and we have no current plans to pay cash dividends on our Class A common stock.

9.Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $26.0 million. The Company expects to fund the tender offer with cash on hand.

Exhibit (a)(1)(i)
10.Certain Information Concerning Us.

General. Expensify is a cloud-based expense management software platform that helps the smallest to the largest businesses simplify the way they manage money. Every day, people from all walks of life in organizations around the world use Expensify to scan and reimburse receipts from flights, hotels, coffee shops, office supplies and ride shares. Since our founding in 2008, we have added over 15 million members to our community and processed and automated over $1.8 billion expense transactions on our platform as of March 31, 2026, freeing people to spend less time managing expenses and more time doing the things they love. For the quarter ended March 31, 2026, an average of 632,000 paid members across an average of 41,500 companies and over 200 countries and territories used Expensify to make money easy.

Our employee-centric product strategy, viral and bottom-up business model, word-of-mouth adoption and unique company culture come together to drive value for our members and a competitive advantage for us. We believe that if we remain hyper-focused on our end-user members, and build great products, our members will continue to drive adoption.

We primarily generate revenue from annual subscriptions to our cloud-based platform, driven by the number of paid members active on a monthly basis. Individuals or companies pay for subscriptions on behalf of themselves, their employees and contractors, who we collectively refer to as members. We define a customer as any member who pays for themselves and zero or more other members, grouped into one or more “expense policies.” This might be an individual, an entire company, or a department of a larger company. The definition of customer inherently excludes sole proprietors on Track or Submit plans.

We monetize transactions from the Expensify Card by receiving interchange for all spend on the card. As we expand our platform, we continue to increase the number of integrations and to more actively promote the Expensify Card with complementary use cases beyond expense management to both new and existing customers to drive increased adoption.

We monetize bookings via Expensify Travel by charging a booking fee on each booking. We intend to continue to develop complimentary features to Expensify Travel to increase the number of existing companies using Expensify Travel and to attract new customers.

Additional Information About Us.

We are subject to the information requirements of the Exchange Act, and in accordance therewith, we file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference.

The SEC allows us to “incorporate by reference” information in this Offer to Purchase, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this Offer to Purchase, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026;

Exhibit (a)(1)(i)
•Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 7, 2026;
•Our Current Report on Form 8-K, filed with the SEC on April 21, 2026; and
•Our Definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2026 (to the extent incorporated in Part III of the Annual Report on Form 10-K for the year ended December 31, 2025).
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at 88 Kearny St, Ste 1600 San Francisco, California 94108, Attention: Investor Relations or (971) 365-3939. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of May 4, 2026, we had 84,278,255 shares of Class A common stock outstanding, 4,209,827 shares of LT10 common stock outstanding, and 7,950,037 shares of LT50 common stock outstanding. In addition, as of May 4, 2026, we had an aggregate of approximately 23,426,070 shares of Class A common stock reserved for future issuance under our 2021 Incentive Award Plan and 2021 Stock Purchase and Matching Plan. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. However, all of our directors and executive officers have informed us that they do not intend to participate in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. To our knowledge, none of our affiliates intend to tender any shares of Class A common stock in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.

Beneficial Ownership of Directors and Executive Officers.

The following table sets forth information with respect to beneficial ownership of our common stock as of May 4, 2026 for (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned as of May 4, 2026, subject to community property laws where applicable. We have deemed shares of our common stock subject to stock options that are currently exercisable or will be exercisable within 60 days of May 4, 2026 or net issuable pursuant to restricted stock units ("RSUs") which are subject to vesting and settlement conditions expected to occur within 60 days of May 4, 2026 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. However, other than the shares of our Class A, LT10 or LT50 common stock net issued upon the vesting and settlement of RSUs as described below, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person or entity. The percentage of shares of our common stock beneficially owned is based on 84,278,255 shares of Class A common stock, 4,209,827 shares of LT10 common stock and 7,950,037 shares of LT50 common stock outstanding as of May 4, 2026.

Exhibit (a)(1)(i)

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Expensify, Inc., 88 Kearny St, Ste 1600, San Francisco, CA 94108.

Assuming we purchase 25,510,204 shares and that our directors and executive officers do not tender any shares of Class A common stock pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 30% of the outstanding shares of Class A common stock.

	Class A		LT10		LT50
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	% of voting power
Named Executive Officers, Directors and Director Nominees:
David Barrett(1)	2,763,894	3.2%	375,356	8.9%	3,843,585	48.3%	37.8%
Ryan Schaffer(2)	523,174	*	498,090	11.8%	70,675	*	1.7%
Jason Mills(4)	559,764	*	585,322	13.9%	588,423	7.4%	6.8%
Daniel Vidal(5)	605,825	*	112,650	2.7%	163,586	2.1%	1.9%
Timothy L. Christen	289,754	*	—	—	—	*	*
Ying (Vivian) Liu	179,469	*	—	—	—	*	*
Ellen Pao	169,008	*	—	—	—	*	*
Carlos Alvarez Divo(6)	434,449	*	218,571	5.2%	166,567	2.1%	2.1%
All current executive officers, directors and director nominees as a group (8 persons)(7)	5,525,337	6.4%	1,789,989	42.5%	4,832,836	60.8%	50.4%

* Represents less than 1%.
(1)Consists of (i) 1,344,270 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026, (ii) 221,144 shares of Class A common stock held directly by Mr. Barrett, 2,437 shares of LT10 common stock and 260,336 shares of LT50 common stock held directly by Mr. Barrett through the Expensify Voting Trust and (iii) 1,198,480 shares of Class A common stock held directly by Barrett Trust LLC, 372,919 shares of LT10 common stock and 3,583,249 shares of LT50 common stock held directly by Barrett Trust LLC through the Expensify Voting Trust. Barrett Trust LLC is a manager-managed limited liability company. The investment and voting decisions of Barrett Trust LLC are made by its manager, Mr. Barrett, and its controlling member is the Barrett Family Trust, for which Mr. Barrett serves as trustee. In such capacities, Mr. Barrett may be deemed to beneficially own such shares beneficially owned by Barrett Trust LLC.
(2)Includes 284,433 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026.
(3)Includes 36,300 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026.
(4)Consists of (i) 10,130 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026, (ii) 549,634 shares of Class A common stock held directly by Mr. Mills, 8,602 shares of LT10 common stock and 53,498 shares of LT50 common stock held directly by Mr. Mills through the Expensify Voting Trust and (iii) 576,720 shares of LT10 common stock and 534,925 shares of LT50 common stock held directly by LILJK LLC through the Expensify Voting Trust. LILIJK LLC is a manager-managed limited liability company. The investment and voting decisions of LILIJK LLC are made by its manager, Mr. Mills, and its controlling member is the Figueroa-Mills Family Revocable Trust, for which Mr. Mills serves as trustee. In such capacities, Mr. Mills may be deemed to beneficially own such shares beneficially owned by LILIJK LLC.
(5)Includes 151,280 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026.
(6)Includes 88,060 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026.
(7)Includes 1,878,173 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026.

Stockholders Beneficially Owning More Than 5%.

The following table sets forth information with respect to beneficial ownership of our common stock as of May 4, 2026 for each person known to us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock that they beneficially owned as of May 4, 2026, subject to community property laws where applicable. We have deemed shares of our common stock subject to stock options that are currently exercisable or will be exercisable within 60 days of May 4, 2026 or net issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of May 4, 2026 to be outstanding and to be

Exhibit (a)(1)(i)
beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. However, other than the shares of our Class A, LT10 or LT50 common stock net issued upon the vesting and settlement of RSUs as described below, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person or entity. The percentage of shares of our common stock beneficially owned is based on 84,278,255 shares of Class A common stock, 4,209,827 shares of LT10 common stock and 7,950,037 shares of LT50 common stock outstanding as of May 4, 2026.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Expensify, Inc., 88 Kearny St, Ste 1600, San Francisco, CA 94108.

	Class A		LT10		LT50
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	% of voting power
5% Stockholders:
Expensify Voting Trust(1)	—	—	4,209,827	100.0%	7,950,037	100.0%	83.9%
David Barrett(2)	2,763,894	3.2%	375,356	8.9%	3,843,585	48.3%	37.8%
Octopus Head Inc.(3)	6,456,400	7.7%	—	—	—	—	—%
Steve McLaughlin(4)	9,892,832	11.7%	—	—	—	—	—%

* Represents less than 1%.
(1)Consists of shares of LT10 and LT50 common stock held indirectly by the Trust Beneficiaries through a voting trust of which David Barrett, Jason Mills and Garrett Knight are the trustees. All decisions with respect to the voting of the shares of LT10 and LT50 common stock, as well as any other shares of any class of common stock held in the Voting Trust from time to time, will be made by the trustees of the Voting Trust in their sole and absolute discretion, with no responsibility under the Voting Trust Agreement as stockholder, trustee or otherwise, except for his or her own individual malfeasance.
(2)Consists of (i) 1,344,270 shares of Class A common stock that may be acquired pursuant to the exercise of stock options within 60 days of May 4, 2026, (ii) 221,144 shares of Class A common stock held directly by Mr. Barrett, 2,437 shares of LT10 common stock and 260,336 shares of LT50 common stock held directly by Mr. Barrett through the Expensify Voting Trust and (iii) 1,198,480 shares of Class A common stock held directly by Barrett Trust LLC, 372,919 shares of LT10 common stock and 3,583,249 shares of LT50 common stock held directly by Barrett Trust LLC through the Expensify Voting Trust. Barrett Trust LLC is a manager-managed limited liability company. The investment and voting decisions of Barrett Trust LLC are made by its manager, Mr. Barrett, and its controlling member is the Barrett Family Trust, for which Mr. Barrett serves as trustee. In such capacities, Mr. Barrett may be deemed to beneficially own such shares beneficially owned by Barrett Trust LLC.
(3)Based solely on information contained in a Schedule 13G filed with the SEC on January 27, 2023. According to the 13G, Octopus Head, Inc. (“Octopus Head”) beneficially owns 6,456,400 shares of Class A common stock, with shared power to vote and shared power to dispose of all such shares. 415 Foundation is the sole stockholder of Octopus Head and in such capacity may be deemed to share voting and dispositive power over such shares. Witold Stankiewicz is the sole director of Octopus Head and the controlling person of 415 Foundation, and in such capacity may be deemed to share voting and dispositive power over such shares. The principal business address of Octopus Head, 415 Foundation and Mr. Stankiewicz is PH Panamera Residences, Apt. 2806, Calle 47 Este, Bella Vista, Panama City, Panama.
(4)Based solely on information contained in a Schedule 13G filed with the SEC on November 13, 2023. According to the Schedule 13G, Mr. McLaughlin beneficially owns 9,892,832 shares of Class A common stock, with sole power to vote and sole power to dispose of all such shares. The address of Mr. McLaughlin is 1521 Alton Road, #345, Miami Beach, FL 33139.

Recent Securities Transactions.

No transactions with respect to shares of our common stock have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers or subsidiaries, with the exception of the following:

Purchases made by the Company Pursuant to the 2025 Share Repurchase Program (defined below).

None

Transactions (by directors and executive officers).

Exhibit (a)(1)(i)

Name of Reporting Person	Date of Transaction	Nature of Transaction	Share Class	Number of Shares	Disposition or Grant Price as Applicable
Carlos Alvarez	3/15/2026	RSU Vesting	LT50	2,467	$—
Carlos Alvarez	3/15/2026	RSU Vesting	Class A	2,467	$—
Carlos Alvarez	3/17/2026	Sell to cover for taxes from SPMP Match	Class A	6,230	$0.76
Carlos Alvarez	3/20/2026	RSU Vesting	Class A	33,633	$—
Carlos Alvarez	3/24/2026	Sell to cover for taxes from RSU Vesting	Class A	1,699	$0.84
Carlos Alvarez	3/30/2026	Sell to cover for taxes from RSU vesting	Class A	12,451	$0.81
Carlos Alvarez	4/28/2026	Sale	Class A	30,728	$1.01
Daniel Vidal	3/15/2026	RSU Vesting	LT50	2,826	$—
Daniel Vidal	3/15/2026	RSU Vesting	Class A	2,826	$—
Daniel Vidal	3/17/2026	Sell to cover for taxes from SPMP Match	Class A	6,158	$0.76
Daniel Vidal	3/24/2026	Sell to cover for taxes from RSU Vesting	Class A	1,510	$0.84
David Barrett	3/15/2026	RSU Vesting	LT50	14,463	$—
David Barrett	3/15/2026	RSU Vesting	Class A	14,463	$—
David Barrett	3/17/2026	Sell to cover for taxes from SPMP Match	Class A	2,692	$0.76
David Barrett	3/24/2026	Sell to cover for taxes from RSU Vesting	Class A	10,114	$0.84
David Barrett	4/1/2026	Sale	Class A	30,000	$0.90
David Barrett	5/1/2026	Sale	Class A	30,000	$1.08
Jason Mills	3/15/2026	RSU Vesting	LT50	3,822	$—
Jason Mills	3/15/2026	RSU Vesting	Class A	3,822	$—
Jason Mills	3/17/2026	Sell to cover for taxes from SPMP Match	Class A	6,770	$0.76
Jason Mills	3/24/2026	Sell to cover for taxes from RSU Vesting	Class A	1,786	$0.84
Ryan Schaffer	3/15/2026	RSU Vesting	LT50	3,922	$—
Ryan Schaffer	3/15/2026	RSU Vesting	Class A	3,922	$—
Ryan Schaffer	3/17/2026	Sell to cover for taxes from SPMP Match	Class A	3,333	$0.76
Ryan Schaffer	3/24/2026	Sell to cover for taxes from RSU Vesting	Class A	2,700	$0.84
Ying (Vivian) Liu	4/5/2026	Compensation	Class A	5,376	$—

Share Repurchase Authorization.

On February 25, 2025, the Executive Committee of our Board of Directors approved a share repurchase program with authorization to purchase up to $50.0 million of shares of Class A common stock that expires on March 31, 2028 (the “2025 Share Repurchase Program”). Under the 2025 Share Repurchase Program, we may repurchase shares of Class A common stock from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 of the Exchange Act, in accordance with applicable securities laws and other restrictions. The actual timing and total amount of future repurchases are subject to business, economic and market conditions, corporate and regulatory

Exhibit (a)(1)(i)
requirements, prevailing stock prices, restrictions under the terms of our current and future debt agreements and other considerations. The 2025 Share Repurchase Program does not obligate us to acquire any particular amount of Class A common stock, and the program may be suspended or terminated by us at any time at our discretion without prior notice. As of March 31, 2026, there was approximately $41.0 million remaining under the 2025 Share Repurchase Program, not including amounts used for net share settlement of vested equity incentive awards

Equity Compensation Plans.

2009 and 2019 Stock Plans. In 2009, the Board of Directors approved the 2009 Stock Plan (the “2009 Stock Plan”). As amended in 2015, the 2009 Stock Plan permitted the Company to grant up to 16,495,150 shares of common stock. In January 2018, the Company increased the number of shares of common stock reserved under the 2009 Stock Plan by 535,130 shares to 17,030,280 shares. In April 2019, the Board of Directors approved the adoption of the 2019 Stock Plan (the “2019 Stock Plan", and together with the 2009 Stock Plan, the “Stock Plans”). The 2019 Stock Plan permitted the Company to grant up to 8,173,970 additional shares, increasing the overall common stock reserved for grant under the Stock Plans to 25,204,250 shares. On November 9, 2021, the Board of Directors amended and restated the 2019 Stock Plan to, among other things, increase the common stock reserved for issuance under the 2019 Stock Plan to an aggregate of 16,856,770 shares of Class A and LT50 common stock.

The Stock Plans will continue to govern the terms and conditions of the outstanding awards granted thereunder. Upon the expiration, forfeiture, cancellation, withholding of shares upon exercise or settlement of an award to satisfy the exercise price or tax withholding, or repurchase of any shares of Class A common stock underlying outstanding stock-based awards granted under the 2009 Stock Plan or of Class A or LT50 common stock underlying outstanding stock-based awards granted under the 2019 Stock Plan, an equal number of shares of Class A common stock will become available for grant under the 2021 Incentive Award Plan (the “2021 Plan”) and the Company’s Stock Purchase and Matching Plan (the “Matching Plan” and together with the 2021 Plan, the “2021 Incentive Plans”).

2021 Incentive Plans.

In November 2021, the Board of Directors adopted, and the Company’s stockholders approved, the 2021 Incentive Plans, which both became effective immediately before the effectiveness of the Company’s initial public offering (“IPO”) Registration Statement on Form S-1 and use a combined share reserve. Under the 2021 Incentive Plans, 11,676,932 shares of Class A common stock were initially reserved for issuance pursuant to a variety of stock-based awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”) and other forms of equity and cash compensation under the 2021 Plan and purchase rights and matching awards under the Matching Plan. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2021 Incentive Plans will be increased upon the expiration, forfeiture, cancellation, withholding of shares upon exercise or settlement of an award to satisfy the exercise price or tax withholding, or repurchase of any shares of Class A common stock underlying outstanding stock-based awards granted under the 2009 Stock Plan or of Class A or LT50 common stock underlying outstanding stock-based awards granted under the 2019 Stock Plan. The number of shares of Class A common stock reserved and available for issuance under the 2021 Incentive Plans as of May 4, 2026 was 23,426,070 shares. The number of shares will automatically increase each subsequent January 1 through January 1, 2031, by the lesser of (A) 6% of the aggregate number of shares of all classes of common stock outstanding on the immediately preceding calendar year, or (B) such lesser number of shares as determined by the Company’s Board of Directors or compensation committee; provided, however, that no more than 87,576,990 shares of Class A common stock may be issued upon the exercise of incentive stock options.

Stock Purchase and Matching Plan.

The Matching Plan operates using consecutive three-month offering periods that commenced on March 15, 2022. Service providers of the Company can participate in the Matching Plan by electing to contribute compensation through deductions from payroll or fee payments, or by receiving discretionary awards under the plan. On the last

Exhibit (a)(1)(i)
day of the offering period, the contributions made during the offering period are used to purchase shares of Class A common stock.

The price at which Class A common stock is purchased under the Matching Plan equals the average of the high and low trading price of a share of Class A common stock as of the last trading day of the offering period. At the end of each offering period, the Company may provide a discretionary match up to 1/10 of a share of Class A common stock for each share of Class A common stock purchased by or issued to a service provider under the Matching Plan that is retained through the end of the applicable offering period. No fractional shares will be issued by the Company pursuant to the Matching Plan. The Company will round to the nearest full share for shares purchased or matched shares issued to a service provider under the Matching Plan. The match rate applicable to each offering period is limited to 1.50% of the shares of any class of capital stock outstanding as of the exercise date applicable to such offering period. The Company estimates the fair value of matched shares provided under the Matching Plan using the closing price of the Company’s Class A common stock on Nasdaq on the date of grant. The Company recognizes stock-based compensation expense related to the matched shares pursuant to its Matching Plan on a straight-line basis over the applicable three-month offering period.

Service providers who participated in the Matching Plan for the offering period ended March 15, 2026 purchased a total of 2,229,537 Class A common shares, based on a purchase price of $0.82.

Service providers who participated in the Matching Plan during 2025 purchased a total of 3,061,193 Class A common shares, based on a purchase price of $2.06.

The Company has historically elected to match each share of Class A common stock purchased or issued under the Matching Plan with 1/20 of a share of Class A common stock. For the offering period ended March 15, 2026 and during 2025, the Company granted 452,505 shares and 1,118,124 shares of Class A common stock under the Matching Plan, respectively.

The Company has made discretionary contributions under the Matching Plan to eligible service providers. For the offering period ended March 15, 2026, and during 2025, the Company granted 0 and 314,658 shares of Class A common stock as discretionary contributions under the Matching Plan, respectively.

Non-Employee Director Compensation.

We maintain a Non-Employee Director Compensation Program that is applicable to our directors who are not serving as our employees (each a “Non-Employee Director”). Directors who are employed by us or were employed by us at the time they served as a director did not receive additional compensation for their services as directors in fiscal 2025.

Each Non-Employee Director receives an annual cash retainer for his or her services equal to $30,000 plus any committee specific retainers (together the “Annual Retainer”), payable quarterly in arrears, and pro-rated to reflect any partial year served. Audit Committee members are paid an additional $10,000 per year, except that the chair of the Audit Committee is paid an additional $20,000 per year. Non-Employee Directors may elect to receive 0 - 100% of their Annual Retainer in the form of a grant of RSUs instead of cash (each, a “Retainer RSU Award”). Each RSU constitutes the right to receive a single share of our Class A common stock. Each Retainer RSU Award will automatically be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the Annual Retainer was earned. The number of RSUs granted is calculated by dividing the dollar value of the portion of the Annual Retainer that would have otherwise been paid to such Non-Employee Director in cash on the applicable grant date by the average per share closing trading price of our Class A common stock over the 30 consecutive trading days ending on the trading day immediately preceding the grant date. Each Retainer RSU Award is fully vested on the grant date.

Other Compensatory Arrangements.

Exhibit (a)(1)(i)
The Company’s practices with respect to equity awards to its directors and executive officers as well as its equity ownership guidelines, compensation recovery policy for executive officers and limitations on hedging and pledging are described more fully in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 10, 2026 (the “2026 Proxy Statement”). The Company also provides other compensatory arrangements to its employees, including officers, and directors, certain of which are described in the 2026 Proxy Statement.

Retirement Savings Plans.

The Company currently maintains a 401(k) retirement savings plan for its employees, including named executive officers, who satisfy certain eligibility requirements. The Company’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Rule 10b5-1 Trading Plans.

Our executive officers and directors may from time to time enter into customary plans intended to satisfy the requirements of Rule 10b5-1 of the Exchange Act, pursuant to which they may execute purchases or sales of our common stock. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Under these plans, sales or purchases may be effected as specified in the plans, even if subsequent material and non-public information becomes available to the individuals who adopted the plans. Any transaction executed under the provisions of the plan will be reported through Form 144 and Form 4 filings with the SEC, to the extent required by law.

Employment Agreements.

We have entered into employment agreements with each of our named executive officers that set forth the terms of their at-will employment with us. Under the employment agreements, the named executive officers are not entitled to any payments or benefits upon an involuntary termination of employment. Each of our named executive officers have also entered into standard confidential information and invention assignment agreements with us.

The Voting Trust and Voting Trust Agreement.

In connection with an exchange offer prior to our IPO, we entered into the Voting Trust Agreement, dated as of November 9, 2021, with all then-current and former employees and service providers who held shares of our LT10 common stock and/or our LT50 common stock and the trustees of the Voting Trust (the “Trustees”), pursuant to which a voting trust (the “Voting Trust”) was established. The Voting Trust and the Voting Trust Agreement are intended to maintain a centralized decision-making process centered around our employees, encourage our employees to hold our common stock for the long-term and provide an orderly process for the conversion and transfer of our LT10 and LT50 common stock pursuant to our amended and restated certificate of incorporation. All of the outstanding shares of our LT10 and LT50 common stock are held by the Voting Trust, and will be for the foreseeable future pursuant to the terms of the Voting Trust Agreement and our amended and restated certificate of incorporation. From time to time, employees and other service providers may deposit additional voting securities of the company in the Voting Trust, including Class A common stock, and will enter into a joinder agreement to become a party to the Voting Trust Agreement if such employee is not then a party. Shares of Class A common stock held by the Voting Trust may be withdrawn by their beneficial holder in certain circumstances.

The current Trustees of the Voting Trust are David Barrett, our director and CEO, Jason Mills, our director and Chief Product Officer, and Garrett Knight, our Director of Sales.

If at any time a Trustee (i) is unable or unwilling to serve as a Trustee by reason of death, incapacity or otherwise, (ii) ceases to be an Expensify employee or other service provider to Expensify, or (iii) is no longer one of the three holders of voting securities with the highest voting power held by the Voting Trust, unless the holder or holders with higher voting power have rejected the opportunity to serve as Trustee or are otherwise unable or unwilling to serve as Trustee, then such Trustee shall resign or be removed. Successor Trustees will be appointed by majority vote of the remaining Trustees, or if there are no remaining Trustees, by our Board of Directors. The policy of the Trustees

Exhibit (a)(1)(i)
with respect to appointment of each successor Trustee is to offer the opportunity to serve as such Trustee to the holder of voting securities held by the Voting Trust who is then an employee of or service provider to Expensify and beneficially owns voting securities with the highest voting power (other than the then-existing Trustees). The policy of the Trustees is to first offer the opportunity to serve as successor Trustee to the Expensify employee or service provider holder holding voting securities with the next-highest voting power held by the Voting Trust. If such holder does not accept this offer within ten days, then the Trustees will offer the opportunity to serve as successor Trustee to the Expensify employee or service provider holder holding voting securities with the next-highest voting power, and so on, until a holder accepts the offer to serve as Trustee. When calculating “voting power” in connection with Trustee service, if Notice (as defined in our amended and restated certificate of incorporation) has been given with respect to any shares of LT10 or LT50 common stock held by the current or potential Trustee, then the number of votes attributed to each LT10 or LT50 share held by such individual shall be proportionately reduced by the amount of time that has passed under the applicable notice period (i.e., a one-vote reduction for each one month that has passed since Notice was given).

Under the Voting Trust Agreement, the Trustees make all decisions with respect to the voting (but not the disposition) of the shares of common stock contributed to the Voting Trust, together with any future voting securities received in respect of such common stock by way of a stock dividend, distribution, conversion or exchange, in their sole and absolute discretion (including in his or her own interest as a holder of Expensify voting securities), and shall incur no responsibility under the Voting Trust Agreement as a stockholder, trustee or otherwise, except for his or her own individual malfeasance. The acting Trustees have the power to vote all securities held by the Voting Trust in their sole and absolute discretion as determined by a majority of the Trustees. Although the Voting Trust Agreement does not require the Trustees to use specific criteria when determining how to vote the securities held by the Voting Trust, the qualifications required for an individual to serve as a Trustee are intended to provide alignment with the interests of the other beneficial holders. The three Trustees will at all times be employees or other service providers of the Company, and will be among the largest holders of our restricted LT10 and LT50 common stock. We believe that these qualifications will result in the Trustees making decisions based on the long-term interests of the Company, its employees and service providers. Although it contains certain arbitration provisions, nothing in the Voting Trust Agreement precludes stockholders’ rights to pursue claims under U.S. federal securities laws. The Voting Trust is irrevocable and terminates upon the earlier of the written agreement between us and the Trustees and the date on which all shares of LT10 and LT50 common stock automatically convert into shares of Class A common stock in accordance with the terms of our amended and restated certificate of incorporation. As of March 31, 2026, the Voting Trust controlled approximately 83.6% of the total voting power of the Company.

As of the date of this Offer to Purchase, the Voting Trust does not hold any shares of Class A common stock. Each share of our LT10 common stock and LT50 common stock is convertible into one share of our Class A common stock at the option of the holder solely upon the satisfaction of and subject to certain requirements described in our amended and restated certificate of incorporation, including the satisfaction of a notice period of 10 months and 50 months, respectively. As a result, shares of LT10 common stock and LT50 common stock outstanding as of the date of this Offer to Purchase are not eligible to participate in the tender offer and cannot be converted into shares of Class A common stock to be tendered in the tender offer except for 3,168 shares of LT50 common stock that are scheduled to convert prior to the Expiration Time. The beneficial owner of any such converted shares of Class A common stock will independently decide whether to tender such shares in the tender offer.

General.

Except as described in, or incorporated by reference into, this Offer to Purchase or the tender offer materials, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Purchase or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Exhibit (a)(1)(i)
The descriptions above are intended to be summaries, and are qualified by reference in their entirety to the detailed descriptions of such arrangements in our periodic and current reports and proxy statements filed with the SEC. To the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.

13.Certain U.S. Federal Income Tax Consequences.

The following discussion is a summary of certain U.S. federal income tax consequences of participating in the tender offer that may be relevant to holders of our Class A common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a stockholder. The Company has not sought and does not intend to seek any ruling from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of participating in the tender offer.

This discussion is limited to holders that hold Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•U.S. expatriates and former citizens or long-term residents of the United States;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•persons holding Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•real estate investment trusts or regulated investment companies;
•brokers, dealers or traders in securities;
•persons for whom our Class A common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

Exhibit (a)(1)(i)
•S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•persons who hold or received Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•tax-qualified retirement plans.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATING IN THE TENDER OFFER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Class A common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. A “Non-U.S. Holder” is a beneficial owner of shares of our Class A common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Non-Participation in the Tender Offer

The tender offer should have no U.S. federal income tax consequences to stockholders that do not tender any shares of our Class A common stock in such transaction.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Tender Offer

The exchange of shares of our Class A common stock for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the tender offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares of Class A common stock or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares of Class A common stock for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In

Exhibit (a)(1)(i)
applying these tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of the Company that the U.S. Holder has the right to acquire by exercise of an option.

An exchange of shares of Class A common stock for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then-outstanding shares of voting stock owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of voting shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange, (ii) the percentage of the then-outstanding shares of common stock (whether voting or nonvoting, and based on fair market value) owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of common shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange, and (iii) the U.S. Holder owns (directly and by attribution) less than 50 percent of the total combined voting power of all classes of stock of the Company entitled to vote.

An exchange of Class A common stock for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Class A common stock for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.”

U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 of the Code in their particular circumstances.

Sale or Exchange Treatment

If a U.S. Holder is treated under the tests in Section 302 of the Code as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. The deductibility of capital losses is subject to limitations.

Distribution Treatment

If a U.S. Holder is not treated under the tests in Section 302 of the Code as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash, the entire amount of cash received by such U.S. Holder pursuant to the tender offer will be treated as a distribution by the Company with respect to the U.S. Holder’s shares of Class A common stock. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such shares. Dividends received by certain non-corporate U.S. Holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. Holders (i) may be eligible for a dividends-received deduction for a portion of the dividend received if such holders meet certain holding period and other requirements, and (ii) may be subject to the “extraordinary dividend” provisions of the Code. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain. Such gain generally will be taxable as long-term capital gain if the shares have been held for more than one year. A U.S. Holder’s adjusted tax basis in the exchanged shares generally will be transferred to the holder’s remaining shares of our capital stock, if any.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment

If a Non-U.S. Holder is treated under the tests in Section 302 of the Code as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash, such holder generally will not be subject to U.S. federal income tax on any such gain unless:

Exhibit (a)(1)(i)
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the tender offer and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the proceeds of the tender offer, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the effective time of the tender offer or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Distribution Treatment

If a Non-U.S. Holder is not treated under the tests in Section 302 of the Code as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution by the Company with respect to the Non-U.S. Holder’s shares of Class A common stock. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent of the Company’s current and accumulated earnings and profits allocable to such shares. Amounts not treated as a dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its shares of Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described above under “—Sale or Exchange Treatment.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S.

Exhibit (a)(1)(i)
Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the tender offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8, as described above. To the extent Non-U.S. Holders tender shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “—U.S. Federal Income Tax Treatment of Non-U.S. Holders—Sale or Exchange Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the tender offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. Holder may be subject to information reporting and backup withholding if such holder participates in the tender offer. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•the holder furnishes an incorrect taxpayer identification number;
•the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Exhibit (a)(1)(i)
The payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Stockholders should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the tender offer.
14.Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares of Class A common stock not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act,

Exhibit (a)(1)(i)
which requires that we must pay the consideration offered or return the shares of Class A common stock tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares of Class A common stock or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $1.20 or decrease the price to be paid per share below $0.98 per share or otherwise change the price range to be paid for shares or increase or decrease the maximum aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares of Class A common stock) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.
15.Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have engaged Citizens JMP Securities, LLC to act as Dealer Manager, Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares of Class A common stock by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares of Class A common stock pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares of Class A common stock through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares of Class A common stock through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling

Exhibit (a)(1)(i)
expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares of Class A common stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of Class A common stock, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including shares of Class A common stock. In addition, the Dealer Manager and its affiliates may tender shares of Class A common stock into the tender offer for their respective own accounts and for the account of their respective customers.
16.Miscellaneous.

In making the tender offer, we are not aware of any U.S. state where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares of Class A common stock pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. state statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares of Class A common stock in that U.S. state. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

Expensify, Inc.
May 13, 2026

The Letter of Transmittal and certificates for shares of Class A common stock and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:
Computershare Trust Company, N.A.

Exhibit (a)(1)(i)

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares of Class A common stock, stockholders are directed to contact the Depositary.

The Dealer Manager for the Tender Offer is:
Citizens JMP Securities, LLC
1301 Avenue of the Americas
New York, NY 10019
Tel: (212) 906-3502